LOAN AGREEMENT


                                 dated as of


                               February 7, 1997


                                   BETWEEN


                 CHATEAU ESTATES, A MICHIGAN CO-PARTNERSHIP,

                                 AS BORROWER,

                    JOHN A. BOLL, SR. AND MARLENE L. BOLL,

                                AS GUARANTORS,

                                     AND


                        THE HUNTINGTON NATIONAL BANK,

                                  AS LENDER





Porter, Wright, Morris & Arthur
41 South High Street
Columbus, Ohio 43215



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                                       TABLE OF CONTENTS

SECTION                        HEADING                                           PAGE #
        1      The Loan.............................................................  1
               1.1    The Loan and Borrowing Base. .................................  1
               1.2    Pending Defaults.  ...........................................  1

        2      Eligible Collateral..................................................  1

        3      Terms and Uses of Loan...............................................  1
               3.1    Interest Rates and Fees.......................................  1
               3.2    Terms and Advances............................................  2
               3.3    Costs and Expenses............................................  2
               3.4    Use of Proceeds...............................................  2
               3.5    The Guarantors. ..............................................  2
               3.6    Collateral Security for the Loan. ............................  2
               3.7    Release of Collateral. .......................................  2

        4      Warranties and Representations.......................................  3
               4.1    Partnership Organization and Authority. ......................  3
               4.2    Borrowing is Legal and Authorized.............................  3
               4.3    Taxes.........................................................  3
               4.4    Compliance with Law...........................................  3
               4.5    Financial Statements; Full Disclosure.........................  3
               4.6    Litigation: Adverse Effects. .................................  4
               4.7    No Insolvency.  ..............................................  4
               4.8    Government Consent............................................  4
               4.9    Title to Properties...........................................  5
               4.10   No Defaults...................................................  5
               4.11   Environmental Protection......................................  5

        5      Borrower Business Covenants..........................................  6
               5.1    Payment of Taxes and Claims...................................  6
               5.2    Maintenance of Properties and Corporate Existence. ...........  6
               5.3    Sale of Assets, Merger, Subsidiaries, Tradenames,
                       Conduct of Business..........................................  6
               5.4    Negative Pledge...............................................  7
               5.5    Other Borrowings and Contingent Liabilities...................  7
               5.6    Minimum Security..............................................  7
               5.7    Changes in Ownership..........................................  7
               5.8    Acquisition of Partnership Interests..........................  8

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SECTION                        HEADING                                           PAGE #
               5.9    Debt Service Coverage Ratio. .................................  8
               5.10   Loans and Advances............................................  8
               5.11   Environmental Compliance and Indemnification..................  8

        6      Guarantors' Covenants................................................  8
               6.1    Other Borrowings and Contingent Liabilities of Guarantors.....  9
               6.2    Loans and Advances by Guarantors..............................  9

        7      Financial Information and Reporting.  ...............................  9

        8      Default.............................................................. 10
               8.1    Events of Default............................................. 10
               8.2    Default Remedies.............................................. 10

        9      Miscellaneous........................................................ 10
               9.1    Notices....................................................... 10
               9.2    Reproduction of Documents..................................... 11
               9.3    Survival, Successors and Assigns.............................. 12
               9.4    Amendment and Waiver, Duplicate Originals..................... 12
               9.5    Enforceability and Governing Law.............................. 12
               9.6    Waiver of Right to Trial by Jury. ............................ 12
               9.7    No Consequential Damages. .................................... 13
               9.8    Indemnity. ................................................... 13
               9.9    Conditions Precedent ......................................... 13
               9.10   Conditions Precedent to Subsequent Money Advances............. 14

        10     Definitions ......................................................... 14
               10.1   Index of Definitions. ........................................ 14
               10.2   Uniform Commercial Code Terms. ............................... 15
               10.3   Accounting Terms. ............................................ 15
               10.4   Other Definitional Provisions. ............................... 15
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                         LOAN AND SECURITY AGREEMENT


        This Loan Agreement (this "Agreement") is entered into at
____________________, ______________ between The Huntington National Bank
(the "Bank"), Chateau Estates, a Michigan Co-Partnership (the "Borrower") and John A. Boll, Sr. and Marlene L. Boll (collectively the "Guarantors" and individually, a "Guarantor"), as of the 7th day of February, 1997.


1   The Loan. The Bank, subject to the terms and conditions hereof, will extend credit to the Borrower up to the aggregate principal sum of $10,026,000.00 (the "Loan").

1.1 The Loan and Borrowing Base. The Loan shall be comprised of a commercial draw facility under which the Bank shall make, subject to the terms and conditions hereof, loans and advances on a draw basis up to the principal sum of $10,026,000.00. The principal balance of the Loan shall not exceed an amount equal to 50% of Eligible Collateral (the "Borrowing Base"). In addition, as of the date of each advance under the Loan, the principal balance of the Loan shall not exceed an amount equal to 45.45% of Eligible Collateral.

1.2 Pending Defaults. The Bank shall have no obligation to advance any sums pursuant to the Loan at any time when a set of facts or circumstances exists that, by itself, upon the giving of notice, the lapse of time, or any one or more of the foregoing would constitute an Event of Default under this Agreement (a "Pending Default").


2   Eligible Collateral. The term "Eligible Collateral" shall mean any of the following personal property now owned or hereafter acquired by the Borrower, provided that (i) such personal property has been pledged to the Bank as security for the Loan pursuant to a security agreement substantially in the form of Exhibit B-1 attached hereto and (ii) the Bank has been granted a first priority perfected security interest in such personal property: (a) shares of common stock of Chateau Properties, Inc. or Chateau Communities, Inc., and (b) such other marketable securities that the Bank may, in its sole and absolute discretion, accept as collateral security for the Loan. For purposes of calculating the Borrowing Base, the Eligible Collateral shall be valued at its Market Value. "Market Value" shall mean, with respect to a share of common stock of Chateau Properties, Inc. or Chateau Communities, Inc., or with respect to a unit of any other marketable security comprising the Eligible Collateral, the closing price of a share of such common stock or a unit of such other marketable security as reported in the Wall Street Journal on the most recent business day immediately proceeding the date of measurement or, if no such price is available, such other measure of market value as the Bank may choose in its good faith discretion after consultation with the Borrower.

3   Terms and Uses of Loan.


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3.1 Interest Rates and Fees. The Borrower agrees to pay the Bank each quarter principal and interest in respect of the Loan in an amount and in the manner set forth in the note or notes evidencing the Loan.

3.2 Terms and Advances. The Loan shall be evidenced by a note or by one or more notes subsequently executed in substitution therefor, each in substantially the form set forth in Exhibit A attached hereto. Repayment of the Loan shall be made in accordance with the terms of the promissory notes then outstanding pursuant to this Agreement. Each advance request under the Loan shall be accompanied by a borrowing certificate or such other documents or communications as may be acceptable to the Bank in its sole and absolute discretion.

3.3 Costs and Expenses. The Borrower agrees to pay all costs and expenses incidental to or in connection with the Loan, the enforcement of the Bank's rights in connection therewith, any amendment or modification of this Agreement or any other loan documents, any litigation, contest, dispute, proceeding or action in any way relating to the Collateral or to this Agreement, whether any of the foregoing are incurred prior to or after maturity, the occurrence of an Event of Default, or the rendering of a judgment. Such costs shall include, but not be limited to, fees and out-of-pocket expenses of the Bank's counsel (provided that the fees of the Bank's counsel in connection with the initial documentation of the Loan shall not exceed $15,000.00), recording fees, inspection fees, revenue stamps and note and mortgage taxes.

3.4 Use of Proceeds. The net proceeds of the Loan will be used to purchase shares of common stock of Chateau Communities, Inc. and/or Chateau Properties, Inc.

3.5 The Guarantors. The Guarantors shall each unconditionally guarantee the full and prompt payment of the Loan.

3.6 Collateral Security for the Loan. The Borrower shall grant to the Bank a first priority perfected security interest in a sufficient amount of (a) shares of common stock of Chateau Properties, Inc., or Chateau Communities, Inc., or (b) such other marketable securities as are acceptable to the Bank in its sole and absolute discretion (all of the foregoing personal property that is pledged to the Bank is hereinafter referred to as the "Collateral") so that the Borrowing Base at all times exceeds the aggregate unpaid principal balance of the Loan and the aggregate unpaid principal balance of the Loan does not exceed 45.45% of Eligible Collateral as of the date of any advance under the Loan.

3.7 Release of Collateral. Within 30 days of the end of each calendar quarter (a "Release Period") during which the Loan is outstanding or during which the Borrower has the right to request advances hereunder, the Borrower may notify the Bank in writing of its request (a "Release Request") that some or all of the Collateral be released from the lien of any security interest previously granted to the Bank. Upon the receipt by the Bank during a Release Period of a Release Request, the Bank shall release from the lien of any security interest previously granted to the Bank specific Collateral identified by the Borrower in the Release Request; provided, however, that no Collateral shall be released by the Bank if (a) a set of facts or circumstances exists that, by itself, upon the giving of notice, the lapse of time, or any one or more of the

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foregoing, would constitute an Event of Default, or (b) after giving effect to any such release, the aggregate unpaid principal balance of the Loan would exceed 45.45 % of Eligible Collateral.


4   Warranties and Representations. In order to induce the Bank to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrower, the Borrower (or each of the Guarantors, as to the warranties and representations made in Sections 4.5 below) represents and warrants to the Bank that each of the following statements is true and correct:

4.1 Partnership Organization and Authority. The Borrower (a) is a co-partnership duly organized and validly existing under the laws of the State of Michigan; (b) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted; and (c) is not doing business or conducting any activity in any jurisdiction in which it has not duly qualified and become authorized to do business, except where the failure to so qualify would not materially affect its business, properties or financial condition.

4.2 Borrowing is Legal and Authorized. (a) The partners of the Borrower have duly authorized the execution and delivery of this Agreement and of the notes and documents contemplated herein; this Agreement, the notes and other documents executed in connection with this Agreement will constitute valid and binding obligations enforceable in accordance with their respective terms; (b) the execution of this Agreement and related notes and documents and the compliance with all the provisions of this Agreement (i) are within the powers of the Borrower; and (ii) are legal and will not conflict with, result in any breach in any of the provisions of, constitute a default under, or result in the creation of any lien or encumbrance upon any property of the Borrower under the provisions of, any agreement, charter instrument, bylaw, or other instrument to which the Borrower is a party or by which it may be bound; (c) there are no limitations in any indenture, contract, agreement, mortgage, deed of trust or other agreement or instrument to which the Borrower is now a party or by which the Borrower may be bound with respect to the payment of principal or interest on any indebtedness, or the Borrower's ability to incur indebtedness including the notes to be executed in connection with this Agreement.

4.3 Taxes. All tax returns required to be filed by the Borrower in any jurisdiction have in fact been filed, and all taxes, assessments, fees and other governmental charges upon the Borrower, or upon any of its properties, which are due and payable have been paid. The Borrower does not know of any proposed additional tax assessment against it. The accruals for taxes on the books of the Borrower for its current fiscal period are adequate.

4.4 Compliance with Law. The Borrower (a) is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject, including without limitation any laws, rulings or regulations relating to the Employee Retirement Income Security Act of 1974 or Section 4975 of the Internal Revenue Code and (b) has not failed to obtain any licenses, permits, franchises or other governmental or environmental authorizations necessary to the ownership of its properties or to the conduct of its business, which violation or failure might have a Material Adverse Effect.

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4.5 Financial Statements; Full Disclosure. The personal financial statements of John A. Boll dated as of __________ for the period ending _________, 19__, which have been supplied to the Bank, fairly represent such Guarantor's financial condition as of such date. No material adverse change in such Guarantor's financial condition has occurred since such date. The financial statements referred to in this paragraph do not, nor do any of the warranties and representations made by the Borrowers or the Guarantor in this Agreement or any written statement furnished by the Borrower or the Guarantors to the Bank in connection with obtaining the Loan, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. The Borrower and the Guarantors, and each of them, have disclosed to the Bank in writing all facts, including, without limitation, all pending litigation, administrative proceedings, and arbitration proceedings, which materially affect the properties, business, prospects, profits or condition (financial or otherwise) of the Borrower or the Guarantors or the ability of the Borrower to perform this Agreement.

4.6 Litigation: Adverse Effects. Except as set forth in Schedule 4.6 attached hereto, there is no action, suit, audit, proceeding, investigation or arbitration (or series of related actions, suits, proceedings, investigations or arbitrations) before or by any governmental authority or private arbitrator pending or, to the knowledge of the Borrower, threatened against the Borrower or any property of the Borrower (i) challenging the validity or the enforceability of any of this Agreement, or any loan document, agreement, or instrument executed in connection herewith, or (ii) which has had, shall have or is reasonably likely to have a Material Adverse Effect. The Borrower is not (A) in violation of any applicable requirements of law which violation shall have or is likely to result in a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or governmental authority, in each case which shall have or is likely to have a Material Adverse Effect. "Material Adverse Effect" means a material adverse effect upon (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or any Guarantor, (b) the ability of the Borrower or any Guarantor to perform its obligations under this Agreement or any document, agreement, guaranty, or instrument executed in connection herewith, or (c) the ability of the Bank to enforce the terms of this Agreement, or any document, agreement, guaranty, or instrument executed in connection herewith.

4.7 No Insolvency. On the date of this Agreement and after giving effect to all indebtedness of the Borrower (including the Loan), the Borrower (a) will be able to pay its obligations as they become due and payable; (b) has assets, the present fair saleable value of which exceeds the amount that will be required to pay its probable liability on its obligations as the same become absolute and matured; (c) has sufficient property, the sum of which at a fair valuation exceeds all of its indebtedness; and (d) will have sufficient capital to engage in its business. In addition, the Borrower's grant of the Collateral for the Loan constitutes fair consideration and reasonably equivalent value because the Borrower has received the proceeds of the Loan.

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4.8 Government Consent. Neither the nature of the Borrower or of its business or properties, nor any relationship between the Borrower and any other entity or person, nor any circumstance in connection with the execution of this Agreement, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of the Borrower as a condition to the execution and delivery of this Agreement and the notes and documents contemplated herein.

4.9 Title to Properties. The Borrower (a) has good title to all the property in which it has a property interest, free from any liens and encumbrances for borrowed money, except as set forth on Schedule 4.9 attached to this Agreement, and (b) has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of the Unencumbered Securities (as defined below) whether now owned or hereafter acquired to be subject to a lien or encumbrance except as provided in this paragraph, nor has the Borrower heretofore granted or agreed to provide a "negative pledge" or other covenant or agreement similar to Section 5.4 with respect to any of the Unencumbered Securities in favor of any other lender, creditor or third party.

4.10 No Defaults. No event has occurred and no condition exists which would constitute a Pending Default or an Event of Default pursuant to this Agreement. The Borrower is not in violation in any material respect of any term of any agreement, charter instrument, bylaw or other instrument to which it is a party or by which it may be bound.

4.11 Environmental Protection. The Borrower (a) has no actual knowledge of the permanent placement, burial or disposal of any Hazardous Substances (as hereinafter defined) on any real property owned, leased, or used by the Borrower (the "Premises"), of any spills, releases, discharges, leaks, or disposal of Hazardous Substances that have occurred or are presently occurring on, under, or onto the Premises, or of any spills, releases, discharges, leaks or disposal of Hazardous Substances that have occurred or are occurring off the Premises as a result of the improvement, operation, or use of the Premises which would result in non-compliance with any of the Environmental Laws (as hereinafter defined); (b) is and has been in compliance with all applicable Environmental Laws; (c) knows of no pending or threatened environmental civil, criminal or administrative proceedings against the Borrower relating to Hazardous Substances; (d) knows of no facts or circumstances that would give rise to any future civil, criminal or administrative proceeding against the Borrower relating to Hazardous Substances; and (e) will not permit any of its employees, agents, contractors, subcontractors, or any other person occupying or present on the Premises to generate, manufacture, store, dispose or release on, about or under the Premises any Hazardous Substances which would result in the Premises not complying with the Environmental Laws.

        As used herein, "Hazardous Substances" shall mean and include all hazardous and toxic substances, wastes, materials, compounds, pollutants and contaminants (including, without limitation, asbestos, polychlorinated biphenyls, and petroleum products) which are included under or regulated by the Comprehensive Environmental Response, Compensation and Liability

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Act, as amended (42 U.S.C. ss.9601, et seq.), the Hazardous Materials
Transportation Act, as amended (49 U.S.C. ss.1801, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. ss.2601, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. ss.6901, et seq.), the Water Quality Act of 1987, as amended (33 U.S.C. ss.1251, et seq.), the Clean Water Act, as amended (33 U.S.C. ss.1321 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. Sec. 136, et seq.), the National Environmental Policy Act of 1969, as amended (42 U.S.C.Sec. 4321, et seq.), and the Clean Air Act, as amended (42 U.S.C. ss.7401, et seq.), and any other federal, state or local statute, ordinance, law, code, rule, regulation or order regulating or imposing liability (including strict liability) or standards of conduct regarding Hazardous Substances (hereinafter the "Environmental Laws"), but does not include such substances as are permanently incorporated into a structure or any part thereof in such a way as to preclude their subsequent release into the environment, or the permanent or temporary storage or disposal of household hazardous substances by tenants, and which are thereby exempt from or do not give rise to any violation of any Environmental Laws.


5   Borrower Business Covenants. The Borrower covenants that on and after the date of this Agreement until terminated pursuant to the terms of this Agreement, or so long as any of the indebtedness provided for herein remains unpaid:

5.1 Payment of Taxes and Claims. The Borrower will pay (a) all taxes, estimated payments, assessments and governmental charges or levies imposed upon it or its property or assets or in respect of any of its franchises, businesses, income or property before any penalty or interest accrues thereon; and (b) all claims of materialmen, mechanics, carriers, warehousemen, landlords, bailees and other like persons, (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a lien or encumbrance upon any of the Borrower's property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assessments and governmental charges referred to in clause (a) above or claims referred to in clause (b) above are required to be paid if being contested in good faith by the Borrower, by appropriate proceedings diligently instituted and conducted, without danger of any material risk to the Collateral or the Bank's interest therein, without any of the same becoming a lien upon the Collateral, and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP, shall have been made therefor.

5.2 Maintenance of Properties and Corporate Existence. The Borrower shall reflect in its financial statements adequate accruals and appropriations to reserves and keep and maintain proper books of record and account in which entries shall be made of all dealings and transactions in relation to its businesses and activities, including, without limitation, transactions and other dealings with respect to the Collateral; (b) do or cause to be done all things necessary (i) to preserve and keep in full force and effect its existence, rights and franchises, and (ii) to maintain its status as a partnership duly organized and existing and in good standing under the laws of the state of its organization; and (c) not be in violation of any laws, ordinances, or
                                    - 6 -


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governmental rules and regulations or fail to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which violation or failure to obtain might have a Material Adverse Effect.

5.3 Sale of Assets, Merger, Subsidiaries, Tradenames, Conduct of Business. The Borrower shall not (a) except in the ordinary course of business, sell, lease, transfer or otherwise dispose of, any of its assets, if, after giving effect to such sale, lease, transfer or other disposition of assets, the Borrower would not either (i) own Unencumbered Securities having an aggregate Market Value greater than or equal to $50,000,000.00, or (ii) maintain a Debt Service Coverage Ratio of greater than or equal to 1.30 to 1.00, (b) consolidate with, merge into, or permit any other entity to consolidate with or merge into it, or (c) create or acquire any subsidiaries or conduct business under any other tradenames without the prior written consent of the Bank.

5.4 Negative Pledge. The Borrower will not cause or permit or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), any of the Unencumbered Securities (as defined below), whether now owned or hereafter acquired, to become subject to a lien or encumbrance. Notwithstanding the foregoing, so long as, after giving effect to such lien or encumbrance, (A) (i) the Borrower would own Unencumbered Securities (including without limitation the Collateral) having an aggregate Market Value greater than or equal to $50,000,000.00, or (ii) the Debt Service Coverage Ratio is greater than or equal to 1.30 to 1.00, and (B) no set of circumstances would exist that, by itself, upon the giving of notice, the lapse of time, or any one or more of the foregoing would constitute an Event of Default, the Borrower may encumber any of its personal property that previously constituted Unencumbered Securities. As used herein, the term "Unencumbered Securities" or "Unencumbered Security" shall mean any of the following personal property that is now owned or hereafter acquired by the Borrower and against which there exists no liens or encumbrances, except in favor of the Bank: OP Units in CP Limited Partnership, shares of common stock of Chateau Properties, Inc., ROC Communities, Inc. or Chateau Communities, Inc., or any marketable security that is acceptable to the Bank in its sole and absolute discretion.

5.5 Other Borrowings and Contingent Liabilities. Except for the Loan, the indebtedness or liabilities set forth on Schedule 5.5 attached hereto, indebtedness to the Bank or any of its Affiliates, and other liabilities of the Borrower arising by reason of the incurrence of extensions of credit or suretyship obligations in an aggregate amount not to exceed $10,000,000.00 outstanding at any one time, the Borrower will not (a) create or incur extensions of credit or indebtedness, including without limitation, any indebtedness for borrowed money or advances, letters of credit, or capitalized lease agreements or (b) guarantee, indorse or otherwise become surety for or upon the obligations of others, except by indorsement of negotiable instruments for deposit or collection in the ordinary course of business.

5.6 Minimum Security. The Borrower shall maintain, as minimum security for the Loan, Eligible Collateral having an aggregate Market Value such that the Borrowing Base will equal or exceed the aggregate unpaid principal balance of the Loan, and if the Borrower fails to do so, the

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Borrower shall, within five business days after written notice is sent by the
Bank, either (i) pay to the Bank the difference between the aggregate unpaid principal balance of the Loan and the Borrowing Base, or (ii) pledge to the Bank additional Eligible Collateral such that the Borrowing Base will equal or exceed the aggregate unpaid principal balance of the Loan.

5.7 Changes in Ownership. Except for the transfer of partnership interests from Johannes A. Boll, as Trustee under that certain Revocable Living Trust Agreement dated January 16, 1987 by and between Johannes A. Boll, as Grantor, and Johannes A. Boll, as Trustee (the "Trust Agreement"), to the Marital Trust established pursuant to Article IV of the Trust Agreement upon the death of John A. Boll, Sr., the Borrower shall not permit a change in its ownership.

5.8 Acquisition of Partnership Interests. The Borrower shall not redeem, retire, purchase or otherwise acquire any of its own partnership interests, or any right the exercise of which would entitle the holder thereof to acquire such partnership interests.

5.9 Debt Service Coverage Ratio. The Borrower shall maintain at all times a ratio (the "Debt Service Coverage Ratio") of (a) Unencumbered Securities Cash Flow to (b) Debt Service of not less than 1.30 to 1.00. The ratio of Unencumbered Securities Cash Flow to Debt Service of the Borrower shall be determined as of the last day of each May, August, November and February for the twelve month period ending on such date (or, if fewer than twelve months have occurred since the date of this Agreement, for the period beginning February 1, 1997 and ending on such date).

        "Unencumbered Securities Cash Flow" shall mean for any period, the sum of all dividends and distributions paid to the Borrower in cash during such period in respect of the Unencumbered Securities held by the Borrower as of the date of measurement.

         "Debt Service" shall mean with respect to any period, the sum of (a) all amounts paid, without duplication, as principal and interest on the Loan for such period.

5.10 Loans and Advances. The Borrower will not make any loans or advances to any person, corporation or entity if such loans or advances will exceed an aggregate total outstanding at any one time of $5,000,000.00.

5.11 Environmental Compliance and Indemnification. The Borrower hereby indemnifies the Bank and holds the Bank harmless from and against any loss, damage, cost, expense or liability (including strict liability) directly or indirectly arising from or attributable to the generation, storage, release, threatened release, discharge, disposal or presence (whether prior to or during the term of the Loan) of Hazardous Substances on, under or about the Premises (whether by the Borrower or any employees, agents, contractors or subcontractors of the Borrower or any predecessor in title or any third persons occupying or present on the Premises), or the breach of any of the representations and warranties regarding the Premises, including, without limitation: (a) those damages or expenses arising under the Environmental Laws; (b) the costs of any repair,

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cleanup or detoxification of the Premises, including the soil and ground water thereof, and the preparation and implementation of any closure, remedial or other required plans; (c) damage to any natural resources; and
(d) all reasonable costs and expenses incurred by the Bank in connection with clauses (a), (b) and (c) including, but not limited to reasonable attorneys' fees.

6   Guarantors' Covenants. Each of the Guarantors covenants that on and after the date of this Agreement until terminated pursuant to the terms of this Agreement, or so long as any of the indebtedness provided for herein remains unpaid:

6.1 Other Borrowings and Contingent Liabilities of Guarantors. Except for the guaranty of Loan, existing indebtedness and liabilities of the Guarantors set forth on Schedule 6.1 attached hereto, and any other liabilities of the Guarantors arising by reason of the incurrence of extensions of credit or suretyship obligations in an aggregate amount not to exceed $10,000,000.00 outstanding at any one time, neither of the Guarantors will (a) create or incur extensions of credit or indebtedness, including without limitation, any indebtedness for borrowed money or advances, letters of credit, or capitalized lease agreements or (b) guarantee, indorse or otherwise become surety for or upon the obligations of others, except by indorsement of negotiable instruments for deposit or collection in the ordinary course of business.

6.2 Loans and Advances by Guarantors. Except for existing loans and advances made by the Guarantors and set forth in Schedule 6.2 attached hereto, the Guarantors will not make any loans or advances to any person, corporation or entity if such loans or advances will exceed an aggregate total outstanding at any one time of $5,000,000.00.

7   Financial Information and Reporting. The Borrower or the Guarantors, as
the case may be, shall deliver the following to the Bank:

         (a) as soon as practicable and in any event within days after the end of each May, August, November and February, a statement signed by the managing partner of the Borrower, in form and content satisfactory to the Bank, setting forth in detail the calculation of the Debt Service Coverage Ratio, identifying the Unencumbered Securities, and certifying the compliance of the Borrower with the terms of this Agreement;

         (b) within 10 days after their filing, copies of federal and state tax returns of the Borrower, which returns shall be accompanied by a balance sheet of the Borrower prepared in accordance with generally accepted accounting principles, consistently applied, which balance sheet shall be in form and detail satisfactory to the Bank;

         (c) within 90 days after the end of each calendar year, signed personal financial statements of the Guarantors;

         (d) within 10 days after their filing, copies of federal and state tax returns of the Guarantors;

         (e) immediately upon becoming aware of the existence of any Pending Default, Event of Default or breach of any term or conditions of this Agreement, a written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto; and

         (f) at the request of the Bank, such other information as the Bank may from time to time reasonably require.



8   Default.

8.1 Events of Default. Each of the following shall constitute an "Event of Default" hereunder: (a) the Borrower fails to make any payment of principal, interest or any other sum due and payable under any note executed in connection with this Agreement on or before 10 days after the date such payment is due; (b) the Borrower fails to perform or observe any agreement, term, or covenant contained in Sections 1, 3, 5 or 7 of this Agreement and such failure continues for more than 10 days after such failure shall first become known to any partner of the Borrower or to the Guarantors; (c) the Borrower fails to comply with any other provision of this Agreement, or fails to perform or observe any covenant contained in any security agreement or other agreement in favor of the Bank, and any such failure continues for more than 15 days after such failure shall first become known to any partner of the Borrower or to the Guarantors; (d) the Guarantors fail to perform or observe any agreement, term or covenant contained in Sections 6 or 7 of this Agreement; (e) any warranty, representation or other statement made or deemed to be made contained in this Agreement or in any instrument furnished in compliance with or in reference to this Agreement is false or misleading in any material respect; (f) the Borrower or either of the Guarantors becomes insolvent or makes an assignment for the benefit of creditors, or consents to the appointment of a trustee, receiver or liquidator; (g) bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings are instituted by or against the Borrower or either of the Guarantors; (h) a final judgment or judgments for the payment of money aggregating in excess of $ is or are outstanding against the Borrower or either of the Guarantors, and any such judgment or judgments have not been discharged in full or stayed;
(i) the occurrence of any event which allows the acceleration of the maturity of any indebtedness of the Borrower or either of the Guarantors to the Bank, or to any of the Bank's affiliates; (j) the occurrence of any event which allows the acceleration of the maturity of any material indebtedness of the Borrower or constitutes a default or breach under any material lease or material contract to any other person, corporation or entity (other than the Bank) under any indenture, agreement or undertaking; (k) the default by any guarantor, with respect to any obligation or liability to the Bank or any of the Bank's affiliates; or (l) the proposed merger of ROC Communities, Inc. and Chateau Properties, Inc. shall fail to be consummated within nine months of the date of this Agreement.

8.2 Default Remedies. Upon the occurrence of an Event of Default, the Bank may immediately exercise any right, power or remedy permitted to the Bank by law or any provision of this Agreement, and shall have, in particular, without limiting the generality of the foregoing, the right to declare the entire principal, all interest accrued, and all other charges accruing with respect to the Loan to be forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and the Guarantors.


9   Miscellaneous.

9.1 Notices. (a) All communications under this Agreement or under the notes executed pursuant hereto shall be in writing and shall be sent by facsimile or by a nationally recognized overnight delivery service (1) if to the Bank, at the following address, or at such other address as may have been furnished in writing to the Borrower by the Bank:


        The Huntington National Bank
        Huntington Center
        Columbus, Ohio 43287
        Attn:  Don W. Lambacher, Vice President

        with a copy to:

        James H. Prior, Esq.
        Porter, Wright, Morris & Arthur
        41 S. High Street
        Columbus, Ohio 43215

(2) if to the Borrower, at the following address, or at such other address as may have been furnished in writing to the Bank by the Borrower:

        Chateau Estates, a Michigan Co-Partnership
        930 Lake Shore Road
        Grosse Pointe, Michigan 48326-1267
        Attn:  John A. Boll, Sr., Managing Partner

        with a copy to:

        Henry J. Brennan, III, Esq.
        Timmis & Inman
        300 Talon Centre
        Detroit, Michigan 48207

(b) any notice so addressed and sent by telecopier shall be deemed to be given when confirmed, and any notice sent by nationally recognized overnight delivery service shall be deemed to be given the next day after the same is delivered to such carrier.

9.2 Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by the Bank at the closing or otherwise, and (c) financial statements, certificates and other information previously or hereafter furnished to the Bank, may be reproduced by the Bank by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and the Bank may destroy any original document so reproduced. The Borrower agrees and stipulates that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Bank in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

9.3 Survival, Successors and Assigns. All warranties, representations, and covenants made by the Borrower herein or on any certificate or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by the Bank and shall survive the closing of the Loan regardless of any investigation made by the Bank on its behalf. All statements in any such certificate or other instrument shall constitute warranties and representations by the Borrower. This Agreement shall inure to the benefit of and be binding upon the heirs, successors and assigns of each of the parties.

9.4 Amendment and Waiver, Duplicate Originals. All references to this Agreement shall also include all amendments, extensions, renewals, modifications, and substitutions thereto and thereof made in writing and executed by both the Borrower and the Bank. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Borrower and the Bank; provided however that nothing herein shall change the Bank's sole discretion (as set forth elsewhere in this Agreement) to make advances, determinations, decisions or to take or refrain from taking other actions. No delay or failure or other course of conduct by the Bank in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right. Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

9.5 Enforceability and Governing Law. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction, as to such jurisdiction, shall be inapplicable or ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. No delay or omission on the part of the Bank in exercising any right shall operate as a waiver of such right or any other right. All of the Bank's rights and remedies, whether evidenced hereby or by any other agreement or instrument, shall be cumulative and may be exercised singularly or concurrently. This

Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. The Borrower agrees that any legal suit, action or proceeding arising out of or relating to this Agreement may be instituted in a state or federal court of appropriate subject matter jurisdiction in the State of Ohio, waives any objection which it may have now or hereafter to the venue of any suit, action or proceeding, and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding.

9.6 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.7 No Consequential Damages. No claim may be made by the Borrower, any officers, directors, or agents against the Bank or its affiliates, directors, officers, employees, attorneys or agents for any special, indirect, punitive, or consequential damages in respect of any breach or wrongful conduct (whether the claim therefor is based in contract, tort or duty imposed by law) in connection with, arising out of or in any way related to the transactions contemplated and relationship established by this Agreement, or any act, omission or event occurring in connection therewith, and the Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

9.8 Indemnity. The Borrower shall indemnify the Bank from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Bank in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other person or entity with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement, whether or not the Bank is a party thereto, except to the extent that any of the foregoing arises out of the willful misconduct of the Bank, as determined in a final, non-appealable judgment by a court of competent jurisdiction.

9.9 Conditions Precedent . The obligation of the Bank to make the Loan requested to be made shall be subject to satisfaction, immediately prior to or concurrently with the making of the Loans of the following conditions precedent:

        (a) The Bank shall receive on or before the date of the initial advance hereunder all of the following: (i) this Agreement, the promissory notes and other agreements, documents and instruments described in Exhibit G attached hereto, each duly executed where appropriate and in form and substance satisfactory to the Bank; and (ii) the fulfillment of all the conditions described such additional documentation as the Bank may reasonably request.

        (b) Without limiting the foregoing, the Borrower hereby directs its counsel, Timmis & Inman, to prepare and deliver to the Bank the opinion referred to in Exhibit G.

9.10 Conditions Precedent to Subsequent Money Advances. The obligation of Bank to make any disbursement or advance subsequent to the initial disbursement or initial advance under the Loan, of any portion of any of the Loan is subject to all the conditions and requirements of this Agreement and delivery of the following required documents, or other action, all of which are conditions precedent:

        (a) Warranties and Representations. On the date of each advance pursuant to the Loan, the warranties and representations set forth in Section 4 hereof and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time pursuant to this Agreement or any related document shall be true and correct on and as of such date with the same effect as though such warranties and representations had been made on and as of such date, except to the extent that such warranties and representations expressly relate to an earlier date.

        (b) Compliance. The Borrower shall have complied and shall then be in compliance with all the terms, covenants and conditions of this Agreement which are binding upon it, and no Event of Default or Pending Default shall have occurred and be continuing on such date or after giving effect to the advances requested to be made.

        (c) Continuation of Representations and Warranties. The representations and warranties herein contained shall be true, with the same effect as though such representations and warranties had been made at the time of the making of such advance, and any request for an advance hereunder shall be deemed a representation and warranty of same. Each request for an advance hereunder shall constitute a warranty and representation as of the date of such advance that the conditions of this subsection shall have been satisfied.

        (d) Confirmation of Conditions Precedent. The Borrower shall then be in compliance with and able to confirm all the foregoing conditions precedent with the same effect as though such conditions precedent were requirements to the making of any advance contemplated herein.

10      Definitions

10.1    Index of Definitions.

"Agreement" is defined in the preamble.
"Bank" is defined in the preamble.
"Borrower" is defined in the preamble.
"Borrowing Base" is defined in Section 1.1.
"Collateral" is defined in Section 3.6.
"Debt Service" is defined in Section 5.9.
"Debt Service Coverage Ratio" is defined in Section 5.9.
"Eligible Collateral" is defined in Section 2.
"Environmental Laws" is defined in Section 4.11.
"Event of Default" is defined in Section 8.1.
"GAAP" is defined in Section 10.3.
"Guarantor" is defined in the preamble.
"Guarantors" is defined in the preamble.
"Hazardous Substances" is defined in Section 4.11.
"Loan" is defined in Section 1.
"Market Value" is defined in Section 2.
"Material Adverse Effect" is defined in Section 4.6.
"Pending Default" is defined in Section 1.2.
"Premises" is defined in Section 4.11.
"Release Period" is defined in Section 3.7.
"Release Request" is defined in Section 3.7.
"Unencumbered Securities" is defined in Section 5.4.
"Unencumbered Securities Cash Flow" is defined in Section 5.9.

10.2 Uniform Commercial Code Terms. All terms defined in the Uniform Commercial Code as adopted in the State of Ohio shall have the meanings given therein unless otherwise defined herein.

10.3 Accounting Terms. As used in this Agreement, and any promissory notes, certificates, reports or other documents made or delivered pursuant hereto, accounting terms not defined in this Agreement shall have the respective meanings given to such terms under GAAP. "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board as in effect on the date hereof.

10.4    Other Definitional Provisions.

        (a) The words "hereof," "herein," and "hereunder," and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

        (b) Whenever required by the context of this Agreement, the promissory notes or other loan documents execution in connection herewith, the singular shall include the plural, and vice versa and the masculine and feminine genders shall include the neuter gender and vice versa.


        Each of the parties has signed this Agreement as of the date set forth in the preamble above.


                                          BORROWER:

                              CHATEAU ESTATES, a Michigan Co-Partnership

                              By /s/ John A. Boll
                                 ---------------------------------------

                              Its Managing Partner
                                 ---------------------------------------


                              BANK:

                              THE HUNTINGTON NATIONAL BANK

                              By /s/ Donald Lambachor
                                 ---------------------------------------

                              Its Vice President
                                 ---------------------------------------


                              GUARANTORS

                              /s/ John A. Boll
                              ---------------------------------------
                              John A. Boll, Sr.

                              /s/ Marlene L. Boll
                              ---------------------------------------
                              Marlene L. Boll